SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2006

Virginia Commerce Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Virginia	0-28635	54-1964895
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Number)

5350 Lee Highway, Arlington, Virginia  22207
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  703.534.0700

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2006, the Board of Directors of Virginia Commerce Bank (the “Bank”) approved the adoption of the Nonqualified Deferred Compensation Plan (the “Plan”) for directors and key management employees of Virginia Commerce Bancorp, Inc. (the “Company”) and the Bank, its wholly owned subsidiary, and their affiliates. The Plan, which is intended to comply with the requirements of The American Jobs Creation Act of 2004, will be effective as of January 1, 2007. Participation in the Plan is available to members of the Board of Directors and a select group of management or highly compensated employees of the Company, the Bank and their affiliates, including each named executive officer disclosed in the Company’s proxy statement for the Company’s 2006 Annual Meeting of Shareholders. Under the Plan, participants who are directors may defer on a pre-tax basis up to 100% of their director fees, and participants who are employees may defer on a pre-tax basis up to 80% of their base compensation and 80% of bonus or commissions.  Under the Plan, the Bank has no obligation to make contributions for the benefit of participants, although they have discretion to make contributions for the benefit of one or more participants.

The deferred compensation accounts are fully vested to the extent they consist of amounts attributable to deferrals by the participants, but may be subject to a vesting schedule to the extent that they consist of amounts, if any, attributable to discretionary contributions by the Bank. The deferred compensation accounts are credited with earnings or losses based upon investment elections that the participants make from among various measurement funds designated by the Bank. The Plan is unfunded and the deferred compensation account balances are general obligations of the Bank.

At the time deferral elections are made, participants may choose when the amounts they defer will be paid to them. Distributions of amounts deferred under the Plan upon a participant’s retirement are payable in installments or in a lump sum, at the participant’s option; distributions for reasons other than retirement are generally payable in a lump sum. Elections may be changed, subject to the provisions of the Plan, and, in limited circumstances such as unforeseeable financial emergency, distributions may be made early.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

By:	/s/ Peter A. Converse
Peter A. Converse, Chief Executive Officer

Dated: November 28, 2006